Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 21, 2012, with respect to the financial statements of Sensage, Inc. and Subsidiaries included in the Form 8-K of The KEYW Holding Corporation filed with the Securities and Exchange Commission on September 17, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of The KEYW Holding Corporation on Form S-3 (No. 333-182134, effective July 13, 2012) and on Form S-8 (No. 333-170194, effective October 28, 2010).

/s/ WUHOOVER & CO. LLP

San Mateo, California
September 17, 2012